Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Board of Directors

PowerReviews, Inc.

San Francisco, California

We have audited the accompanying consolidated balance sheets of PowerReviews, Inc. as of December 31, 2011 and 2010, and the related statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PowerReviews, Inc. at December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the Company retroactively adopted a change in its classification of the amortization of capitalized software.

/s/ BDO USA, LLP

May 9, 2012, except for Note 2, Capitalized Software and Note 11, as to which the date is June 22, 2012.

POWERREVIEWS, INC.

BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,		March 31,
	2010	2011	2012
			(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,154	$2,930	$6,479
Short term investments	—	6,000	2,000
Accounts receivable, net of reserve of $52, $234 and $309	2,227	2,040	2,249
Prepaid expenses and other current assets	306	174	243

Total current assets	4,687	11,144	10,971
Property and equipment, net	1,424	1,646	1,675
Other assets	30	26	24

Total assets	$6,141	$12,816	$12,670

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$342	$507	$807
Accrued liabilities	806	1,344	1,755
Debt—current, net of discount	1,043	1,426	1,690
Deferred revenue—current	3,106	3,466	3,987

Total current liabilities	5,297	6,743	8,239
Long term liabilities
Warrant liabilities	306	3,094	2,811
Deferred revenue—noncurrent	399	124	127
Debt—non-current, net of discount	441	2,338	2,104

Total liabilities	6,443	12,299	13,281
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock
Series A convertible preferred stock—$0.0001 par value; 6,250,000 shares authorized; 6,250,000 shares issued and outstanding at December 31, 2010, December 31, 2011 and March 31, 2012 (aggregate liquidation preference, $6,250)	6,192	6,201	6,203
Series B convertible preferred stock, $0.0001 par value 10,492,900 shares authorized; 7,649,760 shares issued and outstanding at December 31, 2010, December 31, 2011 and March 31, 2012 (aggregate liquidation preference, $21,113)	21,005	21,017	21,020
Series C convertible preferred stock, $0.0001 par value 5,253,625 shares authorized; 3,623,189 shares issued and outstanding at December 31, 2011 and March 31, 2012 (aggregate liquidation preference, $10,000)	—	7,418	7,570

Total redeemable convertible preferred stock	27,197	34,636	34,793
Stockholders’ Equity (Deficit)
Common stock, $0.0001 par value; 39,000,000 shares authorized; 5,069,937, 5,557,911 and 5,778,311 shares issued and outstanding at December 31, 2010, December 31, 2011 and March 31, 2012	1	1	1
Additional paid-in capital	1,293	1,525	1,541
Accumulated deficit	(28,793)	(35,645)	(36,946)

Total stockholders’ equity (deficit)	(27,499)	(34,119)	(35,404)

Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)	$6,141	$12,816	$12,670

See accompanying independent auditors’ report and notes to financial statements.

POWERREVIEWS, INC.

STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012
			(unaudited)
Revenues
Retail services revenue	$5,365	$10,458	$2,233	$3,068
Affiliate revenue	2,299	1,055	565	103

Total Revenues	7,664	11,513	2,798	3,171
Cost of Revenue	3,342	4,506	1,106	1,143

Gross Profit	4,322	7,007	1,692	2,028

Operating Expenses
Product development	3,647	4,196	1,120	978
Sales and marketing	3,262	6,239	1,430	1,480
General and administrative	2,679	3,355	738	1,127

Total Operating Expenses	9,588	13,790	3,288	3,585

Loss from Operations	(5,266)	(6,783)	(1,596)	(1,557)
Change in fair value of warrant liability	(3)	4	—	304
Interest Expense	(131)	(73)	(22)	(48)

Net Loss	$(5,400)	$(6,852)	$(1,618)	$(1,301)
Less Accretion of redeemable convertible preferred stock	(69)	(307)	(2)	(157)

Net Loss Attributable to Common Stockholders	$(5,469)	$(7,159)	$(1,620)	$(1,458)

See accompanying independent auditors’ report and notes to financial statements.

POWERREVIEWS, INC.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share amounts)

	Redeemable Convertible Preferred Stock A		Redeemable Convertible Preferred Stock B		Redeemable Convertible Preferred Stock C		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, December 31, 2009	6,250,000	$6,145	7,241,534	$19,891	—	$—	4,791,936	$1	$1,019	$(23,393)	$(22,373)
Issuance of Series B-1 convertible preferred stock, net of issuance costs of $34	—	—	408,226	1,092	—	—	—	—	—	—	—
Issuance of common stock for exercise of options	—	—	—	—	—	—	278,001	—	40	—	40
Stock compensation expense for options granted to employees	—	—	—	—	—	—	—	—	343	—	343
Stock compensation expense for options granted to nonemployees	—	—	—	—	—	—	—	—	14	—	14
Issuance of common stock warrants									86		86
Accretion of redeemable convertible preferred stock	—	47	—	22	—	—	—	—	(69)	—	(69)
Out of period adjustment—common stock warrant classification	—	—	—	—	—	—	—	—	(140)	—	(140)
Net loss	—	—	—	—	—	—	—	—	—	(5,400)	(5,400)

Balances, December 31, 2010	6,250,000	$6,192	7,649,760	$21,005	—	$—	5,069,937	$1	$1,293	$(28,793)	$(27,499)
Issuance of Series C convertible preferred stock, net of issuance costs of $157, and warrant $2,713	—	—	—	—	3,623,189	7,132	—	—	—	—	—
Issuance of common stock for exercise of options	—	—	—	—	—	—	487,974	—	73	—	73
Stock compensation expense for options granted to employees	—	—	—	—	—	—	—	—	353	—	353
Stock compensation expense for options granted to nonemployees	—	—	—	—	—	—	—	—	18	—	18
Issuance of common stock warrants									95		95
Accretion of redeemable convertible preferred stock	—	9	—	12	—	286	—	—	(307)	—	(307)
Net loss	—	—	—	—	—	—	—	—	—	(6,852)	(6,852)

Balances, December 31, 2011	6,250,000	$6,201	7,649,760	$21,017	3,623,189	$7,418	5,557,911	$1	$1,525	$(35,645)	$(34,119)
Issuance of common stock for exercise of options (unaudited)	—	—	—	—	—	—	220,400	—	64	—	64
Stock compensation expense for options granted to employees (unaudited)	—	—	—	—	—	—	—	—	84	—	84
Stock compensation expense for options granted to nonemployees (unaudited)	—	—	—	—	—	—	—	—	4	—	4
Issuance of common stock warrants (unaudited)	—	—	—	—	—	—	—	—	21	—	21
Accretion of redeemable convertible preferred stock (unaudited)	—	2	—	3	—	152	—	—	(157)	—	(157)
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	(1,301)	(1,301)

Balances, March 31, 2012 (unaudited)	6,250,000	$6,203	7,649,760	$21,020	3,623,189	$7,570	5,778,311	$1	$1,541	$(36,946)	$(35,404)

See accompanying independent auditors’ report and notes to financial statements.

POWERREVIEWS, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012
			(unaudited)
Cash Flows from Operating Activities:
Net loss	$(5,400)	$(6,852)	$(1,618)	$(1,301)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	798	969	245	253
Employee stock-based compensation expense	343	353	85	84
Nonemployee stock-based compensation expense	14	18	4	5
Warrants issued to business partners	112	115	44	42
Change in fair value of warrant liabilities	92	56	—	(304)
Provision for doubtful accounts	37	182	55	75
Amortization of debt discount and issuance costs	46	63	8	4
Changes in assets and liabilities:
Accounts receivable	(942)	5	(130)	(283)
Prepaid expenses and other current assets	9	137	(27)	(68)
Accounts payable	34	165	(63)	301
Accrued liabilities	342	538	78	411
Deferred revenue	1,419	86	74	523

Net Cash Used in Operating Activities	(3,096)	(4,165)	(1,245)	(258)
Cash Flows from Investing Activities
Purchase of short-term investments	—	(6,000)	—	4,000
Purchases of property and equipment, net of disposals	(956)	(1,192)	(303)	(282)

Net Cash Used in Investing Activities	(956)	(7,192)	(303)	3,718
Cash Flows from Financing Activities
Proceeds from issuance of Series B Preferred stock, net of issuance costs	1,092	—	—	—
Proceeds from issuance of Series C Preferred stock and preferred stock warrants, net of issuance costs	—	9,844	2,832	—
Proceeds from stock options exercised	40	73	28	64
Proceeds from debt, net of issuance costs	—	3,840	—	125
Repayment of debt	(972)	(1,624)	(254)	(100)

Net Cash Provided by Financing Activities	160	12,133	2,606	89
Net Increase in Cash and Cash Equivalents	(3,892)	776	1,058	3,549
Cash and Cash Equivalents, Beginning of Year	6,046	2,154	2,154	2,930

Cash and Cash Equivalents, End of Year	$2,154	$2,930	$3,212	$6,479

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$141	$55	$22	$49
Cash paid for taxes	$102	$105	$50	$59
Noncash Investing and Financing Activities:
Accretion of Series A, B, and C redeemable convertible preferred stock	$69	$307	$2	$157

See accompanying independent auditors’ report and notes to financial statements.

POWERREVIEWS, INC.

NOTES TO FINANCIAL STATEMENTS

1. Nature of Business

PowerReviews, Inc. (the “Company”) was incorporated in the State of Delaware on October 12, 2005. The Company provides social commerce solutions to businesses with a Web presence, such as brands and online retailers. The company’s flagship Essential Social Suite (ESS) combines the three key components of social success—social content, social engagement and social measurement—into a single, integrated suite. ESS is comprised of the following products: Customer Reviews, Social Answers, Social Loyalty, Community, Social Discovery and Social Measurement. The Company’s products are offered in a software-as-a-service model, which includes access to moderation and support services. The Company also uses reviews to provide recommendations to convert more shoppers, and attract new shoppers to retailers’ websites through its web portal Buzzillions.com.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Unaudited Interim Financial Statements

The accompanying interim financial statements as of March 31, 2012 and for the three months ended March 31, 2011 and 2012 and the related notes thereto are unaudited. The unaudited interim financial statement have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments consisting of normal recurring adjustments for a fair presentation of this interim information when read in conjunction with the audited financial statements and notes thereto. Interim results are not necessarily indicative of results expected for the full year or for any future period.

Liquidity and Capital Resources

The Company has completed three rounds of preferred stock financing with proceeds totaling approximately $37.4 million to date. However, the Company has incurred losses and negative cash flows from operations for every fiscal period since inception. As of March 31, 2012, the Company had an accumulated deficit of approximately $36.9 million. While management believes that the Company’s current cash resources are adequate to meet its needs for the next twelve months, the Company may need to borrow funds or raise additional equity to achieve its longer-term business objectives.

Cash and Cash Equivalents

Cash equivalents consist of cash on hand, short-term investments with original maturities of three months or less at the date of purchase. At March 31, 2012, all cash and cash equivalents were held in demand accounts with domestic financial institutions. All of the Company’s non-interest bearing cash balances were fully insured at March 31, 2012 due to a temporary federal program in effect. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution and the Company’s non-interest bearing cash balances may again exceed federally insured limits.

Restricted Cash

The Company has an agreement to maintain cash balances at Silicon Valley Bank of no less than $0.1 million through June 15, 2015 as a security deposit for subleasing office space. This restricted cash balance is included in cash and cash equivalents.

Short Term Investments

Short term investments consist of certificates of deposits at domestic financial institutions with maturities greater than three months. As of December 31, 2010, December 31, 2011, and March 31, 2012 the Company held $0, $6.0 million and $2.0 million respectively, in short-term investments.

Revenue Recognition

Revenue is recognized when evidence of an arrangement exists; the fee is fixed or determinable; no significant obligation remains; and collections of the receivable is reasonably assured. Revenues are derived from two sources.

1)	“Retail Services Revenues” are derived from hosted social commerce and customer review software solutions provided on a subscription basis. Fees for hosted solutions are typically charged over the life of the arrangement. Fee for set-up services that are generally charged at the onset of the arrangement.

2)	“Affiliate Revenues” are derived from commissions on sales made on retailers’ sites when the site is accessed through the Buzzillions.com portal, clicks on retailers’ sites when the site is accessed through the Buzzillions.com portal, and ads sold on the Buzzillions.com portal. These revenues are recognized in the month that they are earned.

The Company recognizes revenue for hosting arrangements in accordance with Accounting Standards Codification (ASC) 605-25 and Staff Accounting Bulletin (SAB) No. 104. Revenue is recognized when persuasive evidence of an arrangement exists, services have been delivered, the fee is fixed or determinable, and collection is assured.

Hosted subscription-based arrangements provide customers with access to the Company’s software and typically include bug fixes, updates, and maintenance and support services. The individual elements included in the hosted subscriptions do not constitute separate units of accounting under ASC 605-25-30. Accordingly, the Company recognizes revenue from subscription arrangements on a monthly basis over the contractual term of the arrangement. The typical hosted subscription arrangement has an initial contractual term of 12 to 24 months, with optional annual renewals thereafter. Upfront set-up fees are recorded as deferred revenues and recognized ratably over the estimated economic life of the arrangement.

Deferred Revenue

Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from the Company’s Retail Service Revenues described above, and is recognized as the revenue recognition criteria are met. The Company generally invoices its customer for set-up fees at the onset of an arrangement and subscription fees on a ratable basis. Deferred revenues that will be recognized during the succeeding 12 month period are recorded as current deferred revenue and the remaining portion is included in noncurrent deferred revenue.

Cost of Revenue

Cost of revenue consists principally of salaries, employee benefits, hosting costs, moderation costs, depreciation of assets, and overhead costs directly associated with the Company’s revenue streams. These costs are recognized in the period incurred.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, warrants and long-term debt. Cash and cash equivalents are reported at fair value. The recorded carrying amount of accounts receivable and accounts payable approximates their fair value due to the short-term nature of the financial instruments. The fair value of warrants is determined at each reporting period using a Black-Scholes model. The fair value of the long-term debt approximates the carrying value as of March 31, 2012.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting periods covered by the financial statements and accompanying notes. Actual results could differ materially from those estimates. Significant estimates made by the Company include the useful lives of capitalized software and property, plant and equipment, allowance for bad debt, the estimated economic life of arrangements for purposes of recognizing set-up fees, the assumptions used to calculate the fair value of warrants, and the assumptions used to calculate stock-based compensation.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company’s policy is to place its cash and cash equivalents with high credit quality institutions. The Company does not hold or issue financial instruments for trading purposes.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally three years. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses.

Capitalized Software

Costs incurred in connection with the development of the Company’s internet site and software developed for internal use are accounted for in accordance with ASC 350-40 and ASC 845-10. Costs incurred in the operation stage for upgrades and enhancements that provide for additional features and result in additional functionality are capitalized and are amortized over three years.

During the years ended December 31, 2010 and 2011, the Company capitalized $0.7 million and $1.0 million respectively, of internally and externally developed software costs and recognized expense of $0.7 million and $0.8 million respectively, relating to amortization of such costs. These costs are included in property and equipment as part of software and software development costs.

During the three month period ended March 31, 2012, the Company capitalized $0.3 million of internally and externally developed software costs and recognized expense of $0.2 million relating to amortization of such costs.

Change in Accounting Principle – In the first quarter of 2012, the Company retroactively changed its accounting policy for classification of the amortization of internal use software. The amortization expense was formerly included in product development costs and is now reflected in the accompanying statements of operations in cost of revenue for all periods presented.

The impact of the change in accounting principle is as follows (in thousands):

	Year Ended December 31,
	2010	2011
Cost of revenues—as originally reported	$2,668	$3,712
Cost of revenues—as revised	3,342	4,506

Gross profit—as originally reported	$4,996	$7,801
Gross profit—as revised	4,322	7,007

Product development—as originally reported	$4,321	$4,990
Product development—as revised	3,647	4,196

Total operating expenses—as originally reported	$10,262	$14,584
Total operating expenses—as revised	9,588	13,790

There was no impact on the Company’s reported net loss.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

The Company evaluates its long-lived assets that are held or that are to be disposed of whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any assets to future undiscounted net cash flows expected to be the lowest level for which identifiable cash flows are largely independent of other groups of assets and liabilities. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. As of December 31, 2011 and March 31, 2012, the Company has not written down any of its long-lived assets as a result of impairment.

Sales and Marketing

Expenses related to sales and marketing of product consist of salaries and other compensation costs, trade show attended, marketing consultants and the amortization of upfront and ongoing costs related to the GSI Referral Fee Agreement.

Under the GSI agreement, GSI will integrate the Company’s product ratings and reviews technology services into the GSI platform as the default reviews service offering to their customers. As consideration under this agreement, the Company agreed to pay GSI a $0.3 million partnership fee, a $0.1 million integration fee (both amortized over the 4 year life of the agreement), monthly ongoing integration fees, and commissions for revenues earned on service contracts. GSI also earned warrants to purchase common stock for executing service contracts and for reviews submitted. Issuance of warrants classified as liabilities are discussed further in Note 8.

Advertising and promotional costs are included as part of sales and marketing expense, and are expensed as incurred.

Stock-Based Compensation

The Company accounts for share-based payments transaction in which it receives employee services in exchange for interests in its equity instruments in accordance with ASC 718. ASC 718 requires the use of a valuation model to determine the calculated value of stock options on the date of grant. The Company has elected to use the Black-Scholes pricing model with a single option price aware approach to estimate the fair value of its stock option award to employees. This calculated value, net of estimated forfeitures, is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

The Company accounts for nonemployee stock-based awards, in which goods or services are the consideration received for the equity instruments issued, in accordance with the provisions of ASC 505-50.

Classification of Securities

The Company applies the principles of ASC 480-10 and ASC 815-40 to determine whether financial instruments, including warrants issued should be classified as liabilities or equity. For warrants that are classified as liabilities, the Company determines the fair value of those warrants at the end of each reporting period. The change in fair value is recorded in the statement of operations. Issuance of warrants classified as liabilities are discussed further in Note 8.

Income Taxes

In accordance with ASC 740, deferred income tax assets and liabilities are determined based on the differences between the financial reporting amount and the tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates in effect for the years in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

ASC 740 prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax position taken or expected to be taken on a tax return. Under this guidance, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. At December 31, 2010, December 31, 2011, and March 31, 2012 there were no uncertain tax position that required accrual.

Comprehensive Income

The Company has no material components of other comprehensive income and, accordingly, comprehensive income is the same as net income for all years presented.

Recent Accounting Pronouncements

In January 2010, the FASB issued guidance on improving disclosures about fair value measurements. The guidance requires additional disclosure on transfers in and out of Levels 1 and 2 fair value measurements in the fair value hierarchy and the reasons for such transfers. In additions, for fair value measurements using significant unobservable inputs (Level 3), the reconciliation of beginning and ending balances shall be presented on a gross basis, with separate disclosure of gross purchases, sales, issuances and settlements and transfers in and out of Level 3.

The new guidance also requires enhanced disclosure on the fair value hierarchy to disaggregate disclosures by each class of assets and liabilities. In addition, an entity is required to provide further disclosures on valuation techniques and inputs used to measure fair value for fair value measurements that fall in either Level 2 or Level 3. The guidance is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010. The Company adopted the guidance. As the guidance is limited to enhanced disclosures, adoption did not have a material impact on the Company’s financial statements.

In October 2009, the FASB Board issued Accounting Standards Update (ASU) 2009-13, Multiple Deliverable Arrangements, which amends ASC 605, Revenue Recognition, to require companies to allocate revenue in multiple-element arrangements based on an element’s estimated selling price if vendor specific or other third-party evidence of value is not available. ASU 2009-13 is to be applied prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on our after June 15, 2010 and the Company is required to adopt this standard on January 1, 2011. Implementation of ASU 2009-13 did not have a material impact on the Company’s financial statements.

3. Property and Equipment

Property and equipment, net, consisted of the following (in thousands):

	December 31, 2010	December 31, 2011	March 31, 2012
			(unaudited)
Software and software development costs	$2,679	$3,641	$3,921
Computer equipment	315	423	424
Leasehold improvements	123	153	159
Office Equipment	55	87	76
Website development costs	—	60	60

Subtotal	3,172	4,364	4,640
Less: Accumulated depreciation	(1,748)	(2,718)	(2,965)

Property and equipment, net	$1,424	$1,646	$1,675

Depreciation and amortization expense was $0.8 million, $1.0 million, $0.2 million, and $0.3 million, for the years ended December 31, 2010 and 2011, and the three months ended March 31, 2011 and 2012, respectively.

4. Accrued Liabilities

Accrued Liabilities consist of the following (in thousands):

	December 31, 2010	December 31, 2011	March 31, 2012
			(unaudited)
Accrued compensation	$212	$389	$409
Commissions	272	298	328
Professional fees	85	204	200
Licensing fees	70	196	205
Deferred rent	109	112	110
Other	58	145	503

	$806	$1,344	$1,755

5. Fair Value Measurements

The Company measures fair value in accordance with authoritative guidance for fair value measurements, which determine fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. The authoritative guidance defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there exists a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2 – inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3 – unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The following tables set forth the Company’s financial instruments that were measured at fair value on a recurring basis within the fair value hierarchy. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Recurring Fair Value Estimates

The Company’s recurring fair value measurements at December 31, 2010 were as follows (in thousands):

	Level 1	Level 2	Level 3	Total
Liabilities:
Preferred stock warrants(2)	$—	$—	$52	$52
Common stock warrants(2)	—	—	254	254

Total	$—	$—	$306	$306

The Company’s recurring fair value measurements at December 31, 2011 were as follows:

	Level 1	Level 2	Level 3	Total
Assets:
Certificates of deposit(1)	$7,000	$—	$—	$7,000

Total	$7,000	$—	$—	$7,000

Liabilities:
Preferred stock warrants(2)	$—	$—	$2,760	$2,760
Common stock warrants(2)	—	—	334	334

Total	$—	$—	$3,094	$3,094

The Company’s recurring fair value measurements at March 31, 2012 were as follows:

	Level 1	Level 2	Level 3	Total
	(unaudited)
Assets:
Certificates of deposit(1)	$7,010	$—	$—	$7,010

Total	$7,010	$—	$—	$7,010

Liabilities:
Preferred stock warrants(2)	$—	$—	$2,456	$2,456
Common stock warrants(2)	—	—	355	355

Total	$—	$—	$2,811	$2,811

(1)	Included in cash and cash equivalents and short-term investments
(2)	Included in warrant liabilities

Cash balances of $2.2 million, $1.9 million, and $1.5 million at December 31, 2010, December 31, 2011 and March 31, 2012, respectively, are not included in the fair value hierarchy disclosure.

The following table includes a rollforward of the common and preferred warrants included in noncurrent liabilities in the balance sheet for the years ended December 31, 2010 and 2011 and the three months ended March 31, 2012 (including the change in fair value) for warrants classified within Level 3 of the fair value hierarchy (in thousands).

Warrant Liability
Balance at December 31, 2009	$49
Out of period adjustment—common stock warrant reclassification	140
Issuance of warrants	25
Increase in fair value	92

Balance at December 31, 2010	$306
Issuance of warrants	2,732
Increase in fair value	56

Balance at December 31, 2011	$3,094
Issuance of warrants (unaudited)	21
Decrease in fair value (unaudited)	(304)

Balance at March 31, 2012	$2,811

6. Long-term Debt

In August 2008, the Company entered into a $3.0 million term loan with Silicon Valley Bank. The loan is divided into three tranches and bears interest of 7% per annum. The first tranche of $0.5 million was drawn on September 2, 2008 and is repayable over 36 months. The second tranche of $1.5 million was drawn on November 31, 2008, is repayable over 36 months. The third tranche of $1.0 million was drawn on December 31, 2008 and is repayable over 36 months.

In connection with the term loan, Silicon Valley Bank was to receive warrants to purchase up to 43,478 shares of the Company’s Series B Preferred Stock at a purchase price of $3.00 per share. The warrants were recorded as debt issuance costs and are amortized using the effective interest method over the life of the debt. See Note 8 for further discussion on warrants.

During April 2011, the Company paid the outstanding balance of the Silicon Valley Bank term loan. In connection, the Company amortized the remaining debt issuance costs.

During April 2011, the Company entered into a $3.0 million term loan with Square1 Bank. The loan bears interest of 6% per annum. During October 2011, the Company borrowed $3.0 million, which is repayable over 36 months. The Company also entered into a revolving line of credit agreement with Square1 Bank, which bears interest of 5.5% per annum. During 2011 the Company borrowed $0.9 million on the term loan, which is repayable over 12 months.

Long-term debt consists of the following (in thousands):

	December 31, 2010	December 31, 2011	March 31, 2012
			(unaudited)
Square1 Bank term loan	$—	$3,000	$3,000
Square1 Bank revolving loan	—	805	830
Silicon Valley Bank term loan	1,544	—	—

Total debt	1,544	3,805	3,830

Less debt discount	(60)	(41)	(36)
Total debt, net of discount	1,484	3,764	3,794

Less: current portion	(1,043)	(1,426)	(1,690)

Total debt, net of discount and current portion	$441	$2,338	$2,104

The following table presents the annual maturities of debt for the years after December 31, 2011 (in thousands):

Years ending December 31,	Amount
2012	$1,426
2013	979
2014	1,039
2015	361

Total debt	$3,805

7. Commitments and Contingencies

At December 31, 2011, the Company was obligated under long-term, non-cancelable operating leases for office facilities which require the following minimum annual payments (in thousands):

Years ending December 31,	Amount
2012	$272
2013	288
2014	303
2015	26

Total	$889

Certain leases contain renewal options and escalation clauses. Rent expense for the years ended December 31, 2010 and 2011, and the three months ended March 31, 2011 and 2012 totaled $0.3 million, $0.3 million, $0.1 million, and $0.1 million, respectively.

8. Stockholders’ Equity

Common Stock

The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue 39,000,000 shares of Common Stock, at a par value of $0.0001 per share. In November 2005, 4,400,000 shares were issued to the founders in exchange for assets, liabilities, and services valued at $0.2 million under a Contribution and Assumption Agreement. The Company has reserved (i) 6,250,000 shares of Common Stock for issuance upon conversion of Series A Preferred Stock, (ii) 10,492,900 shares of Common Stock for issuance upon conversion of the Series B Stock, (iii) 5,253,625 shares of Common Stock for issuance upon conversion of Series C Stock and (iv) 10,142,742 shares of Common Stock for issuance under the Company’s 2005 Equity Incentive Plan.

The Company may, in its sole discretion at the time of exercise, require the execution of a stock purchase agreement, which grants to the Company certain repurchase and/or first refusal rights to purchase the Shares acquired upon exercise of the option.

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. As of March 31, 2012, no dividends have been declared.

Preferred Stock

The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue 6,250,000 shares of Series A convertible preferred stock, 10,492,900 shares of Series B convertible preferred stock, and 5,253,625 share of Series C convertible preferred stock.

The following table summarizes the Company’s convertible preferred stock (dollar amounts in thousands):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value at December 31, 2011	Liquidation Preference Amount
Series A stock	6,250,000	6,250,000	$6,201	$6,250
Series B stock	10,492,900	7,649,760	21,017	21,113
Series C stock	5,253,625	3,623,189	7,418	10,000

The carrying value of the company’s convertible preferred stock at March 31, 2012 reflects the full proceeds from the preferred stock financing (par value plus amounts recorded to additional paid-in capital), net of issuance costs.

In December 2005, pursuant to the terms of the Series A Preferred Stock Purchase Agreement (the “Series A Agreement”), the Company issued 6,250,000 shares of Series A preferred stock at $1.00 per share. 200,000 shares were settled by cancellation of $0.2 indebtedness from two of the Company’s founders. Remaining cash proceeds were approximately $6.1 million, less $0.1 million, in issuance costs.

In August 2007, pursuant to the terms of the Series B Preferred Stock Purchase Agreement (the “Series B Agreement”), the Company issued 5,016,667 shares of Series B preferred stock at $3.00 per share. Total cash proceeds were approximately $1.5 million less approximately $48,000 in issuance costs.

In December 2009, The Board of Directors approved a stock split for each outstanding share of its Series B Preferred Stock such that each existing share of Series B preferred stock was reclassified and converted into 1.086956 shares of Series B Preferred Stock for an adjusted issuance of Series B preferred Stock to 5,452,894 shares at $2.76 per share.

Also in December 2009, the Series B Agreement was amended which allowed the company to issue an additional 4,492,900 shares, of which 1,788,640 preferred shares at $2.76 per share were sold. Total proceeds were approximately $4.9 million less $48,000 in issuance costs.

In March 2010, 408,226 Series B Preferred Shares were sold at $2.76 per share. Total proceeds were $1.1 million less $34,000 in issuance costs.

During April and May 2011, pursuant to the terms of the Series C Preferred Stock Purchase Agreement (the “Series C Agreement”), the Company issued 3,623,189 shares of Series C Preferred stock at $2.76 per share. Total proceeds were approximately $10.0 million, less approximately $0.2 million in issuance costs. Included in the proceeds was approximately $3.0 million from the conversion of bridge loans that were issued in March 2011.

In connection with the Series C Agreement, the Company issued 1,630,436 Series C Preferred warrants having an exercise price of $2.76 per share warrants. These warrants were granted for cash consideration of $0.001 per share warrant, or $2,000. These warrants will expire upon the earlier of (i) immediately prior to an IPO, (ii) closing of a Change of Control, or (iii) April 15, 2018.

These warrants were valued at $2.7 million and recorded as noncurrent liabilities and a reduction of the Series C preferred stock on the date of issuance using the Black-Scholes option pricing model with the following assumptions: expected volatility 58.4%, risk interest rate of 2.8%, expected life of 7 years, and 0% dividend yield. The Company recorded $24,000 of income due to revaluing the warrant as of December 31, 2011 using the Black-Scholes option pricing model with the following assumptions: expected volatility 64.8%, risk interest rate of 1.1%, expected life of 6.3 years, and 0% dividend yield. The change in fair value is recorded as change in fair value of warrant liabilities on the statement of operations.

During the three months ended March 31, 2012, the Company recorded $0.3 million of gain due to revaluing the warrant using the Black-Scholes option pricing model with the following assumptions: expected volatility 64.8%, risk interest rate of 1.1%, expected life of 6.04 years, and 0% dividend yield. The change in fair value is recorded as change in fair value of warrant liabilities on the statement of operations.

The Series A, B, and C preferred stock have the following characteristics:

Voting Rights

The holders of Series A, Series B, and Series C stock have one vote for each share of common stock into which they may be converted.

Until the date upon which the Series A Preferred is automatically converted the holders of the Series A Preferred, voting together as a separate class on an as-converted basis, shall be entitled to elect one (1) member of the board of directors. The holders of the Series B Preferred, voting together as a separate class on an as-converted basis, shall be entitled to elect one (1) member of the board of directors. The holders of the common stock shall be entitled to elect two (2) members of the board of directors. The holders of the preferred stock and common stock, each voting separately as a single class, shall be entitled to elect two (2) members of the board of directors. The holders of the preferred stock and common stock, voting together as a single class, shall be entitled to elect any remaining member of the board of directors. Following an automatic conversion of preferred stock, the holders of common stock shall be entitled to elect all of the members of the board of directors.

Dividends

Holders of Series A , Series B, and Series C Preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.08 per share of Series A Preferred, and $0.22 per share of Series B, and $0.22 per share of Series C, respectively, per annum, payable out of finds legally available therefore. Such dividends shall be payable when, as, and if declared by the board of directors, acting in its sole discretion. The right to receive dividends shall not be cumulative, and no right shall accrue to holders of any shares by reason of the fact that dividends on such shares are not declared and paid in any prior year. No dividend shall be paid or declared and set aside in any period with respect to any series of Preferred Stock unless and until a dividend has been paid or declared and set aside for payment in such year with respect to each other series of Preferred Stock, ratably in proportion to the stated annual dividend rates for such series of Preferred Stock. No dividend shall be paid or declared with respect to common stock unless and until dividends have been paid or set aside for payment, with respect to each outstanding share of preferred stock. No dividends have been declared through March 31, 2012.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of the then outstanding Series A stock, Series B stock, and Series C stock are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the common stock, the amount of $1.00 per share of Series A stock, $2.76 per share of Series B stock, and $2.76 per share of Series C stock, plus all declared but unpaid dividends for such shares, but no more. If, upon occurrence of such event, the assets and funds distributed among the holders of the preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution are to be distributed to the holders of the preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After payment in full of the preferential amounts has been made to the holders of the Preferred Stock, any remaining assets of the Corporation legally available for distribution shall be distributed among the holders of the Preferred Stock and Common Stock, ratably in proportion to the number of shares of Common Stock actually held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation until (X) with respect to the Series A Preferred, such holders of Series A Preferred have received an aggregate of $4.00 per share, (subject to the “Series A Maximum Participation Amount”), and (Y) with respect to the Series B Preferred, such holders of Series B Preferred have received an aggregate of $11.04 per share, (subject to the “Series B Maximum Participation Amount” and together with the Series A Maximum Participation Amount, the “Preferred Maximum Participation Amount’), and (Z) with respect to the Series C Preferred, such holders of Series C Preferred have received an aggregate of $11.04 per share, (subject to the “Series C Maximum Participation Amount” and together with the Series A Maximum Participation Amount and Series B Maximum Participation Amount, the “Preferred Maximum Participation Amounts”).

Thereafter, if assets remain in this Corporation, the holders of Common Stock of this Corporation shall receive all of the remaining assets of this Corporation pro rata based on the number of shares of Common Stock held by each.

Conversion

Each share of Series A stock, Series B stock, and Series C stock is convertible into such number of shares of common stock as is determined by dividing the original issue price for such series of preferred stock by the then effective conversion rate. The initial Series A conversion price shall be $1.00, the initial Series B conversion price shall be $2.76, and the initial Series C conversion price shall be $2.76.

Conversion is either at the option of the holder or is automatic upon either i) with the approval of the holders of at least sixty six and two-thirds percent (66 2/3%) of the outstanding shares of preferred stock voting as a single class on an as-converted basis, or ii) immediately prior to the closing of an initial public offering of common stock for the account of the Corporation at a per share price of not less than $5.00 per share with an aggregate price of not less than $35.0 million.

Redemption

If requested by the holders of at least two-thirds (2/3) of the outstanding shares of Series A Preferred and Series B Preferred at any time after April 15, 2017 and at least 120 days prior to the first Redemption Date (as defined below), the Corporation shall redeem the Series A Preferred and Series B Preferred in three installments: on April 15, 2018; April 15, 2019; and April 15, 2020. Any such redemption shall be paid from any funds legally available for such purpose. The number of shares to be redeemed from each holder on each Redemption Date shall equal the total number of shares of each Series A Preferred and Series B Preferred held by such holder on the date of the Redemption Notice (as defined below), divided by the number of Redemption Dates remaining as of the date of the Redemption Notice, minus the number of shares of Series A Preferred and Series B Preferred such holder converts into Common Stock after the date of the Redemption Notice and prior to such Redemption Date, The Corporation shall effect redemption by paying an amount equal to the Original Issue Price for each share of Series A Preferred and Series B Preferred, plus all declared but unpaid dividends on such shares.

If the funds of the Corporation legally available for redemption of shares of Series A Preferred and Series B Preferred on the Redemption Date are insufficient to redeem the total number of shares of Series A Preferred and Series B Preferred to be redeemed; then those funds that are legally available will be used to redeem shares from the holders of Series A Preferred and Series B Preferred ratably in proportion to the aggregate Redemption Prices that would be payable to each holder if all shares required to be redeemed were being redeemed. If any holder holds both Series A Preferred and Series B Preferred, same proportion of each series of such shares held by such holder will be redeemed. The shares of Series A Preferred and Series B Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, including the rights of conversion. Any time thereafter additional funds become legally available for the redemption, such funds will immediately be used to redeem the balance of the shares that the Corporation became obligated to redeem on the Redemption Date, but which it has not redeemed.

The Company accretes the issuance costs related to preferred stock to the Redemption Date. The Company has recorded an out-of-period adjustment as of January 1, 2010 to reflect the accretion of the preferred stock for years prior to December 31, 2010. Correcting this error increased the 2010 Series A and B convertible preferred stock by $38,000 and $11,000, respectively and decreased additional paid in capital by $50,000. Since this error was not material to any of the years’ or current years’ financial statements, the Company recorded the correction of this error in these financial statements. During 2010, the Company recorded accretion of the Series A and B preferred stock in the amount of $9,000 and $11,000, respectively. During 2011, the Company record accretion of Series A, B, and C preferred stock in the amount of $9,000, $12,000, and $286,000, respectively. During the three months ended March 31, 2012, the Company recorded accretion of Series A, B, and C convertible preferred stock in the amount of $2,000, $3,000, and $152,000.

Warrants

In February 2007, the Company entered into a Referral Agreement with GSI Commerce Solutions to promote the PowerReviews service to retailers. Under the terms of the related warrant agreement, GSI is eligible to earn 641,320 shares of exercisable common stock in two categories. Up to 320,660 shares may be earned for executing service contracts for a specific list of companies contained in the agreement, and up to 320,660 shares may be earned for submitted reviews at a rate of 0.214 shares of common stock earned for each submitted review. As of December 31, 2010 and 2011 GSI earned 320,660 exercisable shares (the maximum amount available) for executing service contracts and 178,323 and 208,804 exercisable shares for submitted reviews, respectively for a total of 498,983 and 529,464, respectively.

During 2010, the Company determined that the GSI warrant should be classified as a liability instead of equity due to certain anti-dilution provisions within the warrant agreement. Accordingly, the Company has recorded an out-of-period adjustment as of January 1, 2010 to record the warrant liability by reducing additional paid-in capital and increasing the warrant liability by $140,000. In addition, $76,000 of expense was recorded during 2010 related to the fair value adjustment of the warrants prior to January 1, 2010. Since this error was not material to any of the years’ or current years’ financial statements, the Company recorded the correction of this error in these financial statements.

During the years ended December 31, 2010 and 2011, the Company recorded $13,000 and $60,000 in expense relating to the measurement of outstanding GSI warrants using the Black-Scholes option pricing model with the following assumptions for 2010 and 2011: expected volatility of 69.2% and 64.3%, risk free interest rates of 1.0% and 0.25%, expected lives of 3.15 and 2.15, and 0% dividend yield.

During the three months March 31, 2011 and 2012, the Company recorded $20,000 and $10,000 in expense relating to the measurement of outstanding GSI warrants using the Black-Scholes option pricing model with the following assumptions for 2011 and 2012: expected volatility of 64.33%, risk free interest rates of 0.25%, expected lives of 2.9 and 1.9, and 0% dividend yield.

In August 2008, the Company entered into a Loan Service Agreement with Silicon Valley Bank (SVB) for a fixed term loan. Under the terms of the related warrant agreement, SVB immediately earned 10,000 exercisable Series B preferred shares and could earn up to an additional 30,000 exercisable preferred shares if the full term loan principal was drawn. As of December 2011, SVB earned all 40,000 exercisable Series B preferred shares, which were converted to 43,478 shares post-split.

During the years ended December 31, 2010 and 2011, the Company recorded expenses of $3,000 and $19,000 related to the re-measurement of outstanding Series B warrants, respectively, using the Black-Scholes option pricing model with the following assumptions for 2010 and 2011: expected volatility of 60.7% and 64.5%, risk free interest rates of 2.7% and 1.4%, expected lives of 7.66 and 6.66, and 0% dividend yield. The change in fair value is recorded as change in fair value of warrant liabilities on the statement of operations.

During the three months ended March 31, 2011 and 2012, the change in fair value due to re-measurement of Series B warrants was immaterial.

In July 2009, the Company entered into a Technology License and Operating agreement with Shopzilla, Inc. to license Company technology. Under the terms of the related warrant agreement, Shopzilla may receive up to 632,749 shares of exercisable common stock which shall become exercisable in equal increments of one thirtieth (1/30) of the total, for as long as the license agreement remains effective. During the years ended December 31, 2010 and 2011 Shopzilla earned 253,104 warrants for each year.

During the years ended December 31, 2010 and 2011, the Company recorded $86,000 and $95,000 in expense relating to the issuance of these warrants as valued using the Black-Scholes option pricing model with the following assumptions for 2010 and 2011: expected volatility of 65.5% and 61.2% %, risk free interest rates of 2.2 to 3.7% and 1.6% to 3.3%, expected lives of 9 and 8 years, and 0% dividend yield.

During the three months ended March 31, 2011 and 2012, the Company recorded $24,000 and $21,000 in expense relating to the issuance of these warrants as valued using the Black-Scholes option pricing model with the following assumptions for 2011 and 2012: expected volatility of 61.23% and 51.79%, risk free interest rates of 2.88% to 3.25% and 1.32% to 1.52%, expected lives of 8 and 7 years, and 0% dividend yield.

9. Stock Option Plans

The 2005 Equity Incentive Plan (the “Plan”), as amended, authorized the Board of Directors to grant incentive stock options and nonqualified stock options to employees, directors, and consultants for up to 10,142,742 shares of common stock. Under the Plan, the exercise price for shares purchased under a nonqualified stock option shall not be less than 85% of the fair market value of the common stock on the grant date. The exercise price of an Incentive Stock Option shall be at least 100% of the fair market value of the common stock on the grant date Incentive stock options granted to a participant with more than 10% of the total combined voting power of all classes of the stock of the Company, shall not be less than 110% of the fair market value of the common stock on the grant date. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

Although several different vesting schedules apply, options generally vest over a four year period earning 25% on the first anniversary from the grant date and ratably each month over the ensuing 36-month period, and are exercisable for a maximum period of ten years after date of grant.

The Company expects to satisfy the exercise of vested stock options by issuing new shares that are available for issuance under the Plan. The Company has reserved a maximum of 10,142,742 common shares for issuance under the Plan, of which 2,640,695 were still available for issuance as of December 31, 2011.

Stock Option Award Activity

A summary of stock option activity under the Plan for the year ended December 31, 2010 and 2011 and the quarter ended March 31, 2012 is as follows:

		Options Outstanding
	Options Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price
Balances at December 31, 2009	2,135,785	4,690,021	$0.49
Options granted	(2,276,595)	2,276,595	0.50
Options exercised	—	(278,001)	0.14
Options cancelled	898,856	(898,856)	0.55

Balances at December 31, 2010	758,046	5,789,759	$0.50
Additional shares reserved	2,925,000	—	—
Options granted	(2,133,486)	2,133,486	0.63
Options exercised	—	(487,974)	0.15
Options cancelled	1,091,135	(1,091,135)	0.57

Balances at December 31, 2011	2,640,695	6,344,136	$0.55
Additional shares reserved (unaudited)
Options granted (unaudited)	(90,000)	90,000	0.64
Options exercised (unaudited)	—	(220,713)	0.29
Options cancelled (unaudited)	555,142	(555,142)	0.52

Balances at March 31, 2012 (unaudited)	3,105,837	5,658,281	$0.56

The weighted-average remaining contractual life of options outstanding and vested under both 2005 Plan at December 31, 2011 presented by exercise price range, is as follows:

	Options Outstanding			Options Exercisable at December 31, 2011
Range of Exercise Price	Number Outstanding as of December 31, 2011	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number Exercisable as of December 31, 2011	Weighted-Average Exercise Price
$0.04	40,000	3.84	$0.04	40,000	$0.04
0.11	447,062	4.09	0.11	447,062	0.11
0.19	129,000	5.27	0.19	129,000	0.19
0.49	1,009,366	8.21	0.49	565,109	0.49
0.52	443,635	8.82	0.52	201,968	0.52
0.58	1,417,959	7.84	0.58	801,215	0.58
0.63	190,000	5.98	0.63	190,000	0.63
0.64	1,780,532	9.58	0.64	97,328	0.64
0.67	736,416	7.24	0.67	714,849	0.67
0.95	103,000	6.97	0.95	89,395	0.95
1.13	47,166	6.64	1.13	44,478	1.13

	6,344,136		$0.55	3,320,404	$0.51

The weighted-average remaining contractual life of options outstanding and vested under both 2005 Plan at March 31, 2012 presented by exercise price range, is as follows:

	Options Outstanding			Options Exercisable at March 31, 2012
	(unaudited)			(unaudited)
Range of Exercise Price	Number Outstanding as of March 31, 2012	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number Exercisable as of March 31, 2012	Weighted-Average Exercise Price
$0.04	40,000	3.59	$0.04	40,000	$0.04
0.11	231,031	3.86	0.11	231,031	0.11
0.19	118,000	5.03	0.19	118,000	0.19
0.49	953,770	7.96	0.49	568,874	0.49
0.52	260,666	8.59	0.52	127,021	0.52
0.58	1,412,559	7.59	0.58	896,767	0.58
0.63	190,000	5.73	0.63	190,000	0.63
0.64	1,769,568	9.35	0.64	226,169	0.64
0.67	542,000	6.99	0.67	526,372	0.67
0.95	103,000	6.72	0.95	95,270	0.95
1.13	37,687	6.39	1.13	37,687	1.13

	5,658,281		$0.56	3,057,191	$0.53

As December 31, 2011 the aggregate intrinsic value of current exercisable option was $1.1 million and the weighted average remaining contractual term of those options was 5.86 years. The aggregate intrinsic value was calculated as the difference between the exercise prices of the underlying stock option awards and the fair value of the Common stock at December 31, 2011.

Valuation Assumptions

The Company measures and recognizes compensation expense for all share-based payments awards made to employees based on estimated calculated values. Stock-based compensation expense is based on awards ultimately expected to vest, therefore it has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company has considered historical termination behavior in its forfeitures from those estimates. The Company has considered historical termination behavior in its forfeiture rate estimation process; the forfeiture rate used for the years ended December 31, 2010 and 2011 and the three months ended March 31, 2012 and was 22.4%, 20.6% and 20.6%, respectively.

The Company uses the Black Sholes option pricing model to estimate the calculated value of stock-based compensation.

The Company utilizes the historical volatility of representative public companies to determine its implied volatility, as there is no public trading of the Company’s stock. The Company has not paid any dividends, nor does it expect to pay dividends in the near future; therefore a dividend yield of zero was used. The Company bases the risk-free interest rate on the implied yield currently available on United States Treasure zero-coupon issues with an equivalent expected term. The expected term of the stock options represents the period that the Company’s stock option are expected to be outstanding and was determined using historical information.

The Company used the following weighted average assumptions in its Black-Scholes option-pricing model:

	Year Ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012
			(unaudited)
Volatility	57.92%	58.07%	58.07%	41.58%
Expected term	5.19-6.08	5.45-6.08	5.45-6.08	5.44-6.07
Risk-free interest rates	1.42-5.03%	1.19-4.95%	1.19-4.95%	1.03-3.21%
Dividend yields	0.00%	0.00%	0.00%	0.00%

Stock-based compensation expense for employees included in the statement of operations consists of (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012
			(unaudited)
Cost of revenues	$37	$38	$9	$9
Product development	121	100	30	24
Sales and marketing	34	64	9	15
General and administrative	151	151	37	36

Total	$343	$353	$85	$84

As of March 31, 2012, there was $0.4 million of total unrecognized compensation cost related to unvested stock options which is expected to be recognized over a weighted average period of 2.81 years.

10. Income Taxes

The Company’s provision for income taxes was zero for the years ended December 31 2010 and 2011

The primary components of temporary differences with give rise to deferred taxes are (in thousands):

	2010	2011
Deferred tax assets
Net operating loss carryforwards	$8,601	$10,025
Accruals and others	107	766

Total deferred tax assets	8,708	10,791

Deferred tax liabilities
Accruals and others	(95)	(146)

Total deferred tax liabilities	8,613	10,645

Net deferred tax asset
Valuation allowance	(8,613)	(10,645)

Net deferred tax assets	$—	$—

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. The Company established a valuation allowance at December 31, 2010 and 2011 due to the uncertainty of realizing future tax benefits from it net operating loss carryforwards and other deferred tax assets. The valuation allowance decreased by $0.4 million during the year ended December 31, 2010 and increased by $2.0 million during the year ended December 31, 2011.

At December 31, 2011, the Company had federal net operating loss carryforwards of $21.1 million and state net operating loss carryforwards of $32.4 million which are available to offset future taxable income. The federal net operating loss carryforwards will begin to expire in 2025. The state net operating loss carryforwards will begin to expire in 2015.

Internal Revenue Code Section 382 places a limitation (the “Section 382 Limitation”) on the amount of taxable income which can be offset by net operation loss carryforwards after a change in control (generally greater than 50% change in ownership) of a loss corporation. California has similar rules. Generally, after a control change, a loss corporation cannot deduct net operation loss carryforwards in excess of the Section 382 Limitation. Due to these “change in ownership” provision, utilization of net operation loss may be subject to an annual limitation regarding their utilization against taxable income in future periods.

The Company files income tax returns in the U.S. federal jurisdiction and in the California state jurisdiction. All of the Company’s tax years remain open for examination by the federal and state authorities due to net operating loss carryforwards.

Actual tax expense differs from tax expense calculated based on a statutory rate due to the Company’s establishment of a full valuation allowance against deferred tax benefits.

The Company follows the accounting guidance for uncertain tax positions. The Company did not have any unrecognized tax benefits at December 31, 2011 that if recognized would affect the annual effective tax rate. During the year ended December 31, 2011, the Company did not record any accrued interest or penalties for federal and state income tax purposes.

11. Subsequent Events

On June 12, 2012, the Company was acquired by Bazaarvoice, Inc, a Delaware corporation (“Bazaarvoice”).

Pursuant to the Merger Agreement, Bazaarvoice paid $30.9 million in cash, and issued approximately 6.4 million shares of common stock and assumed vested and unvested options to purchase the common stock of the Company equivalent to 1.7 million options to purchase the common stock of Bazaarvoice.

Bazaarvoice deposited shares of Bazaarvoice common stock equal to a portion of the cash payable and the stock issuable in connection with the Merger into an escrow account to serve as security for the benefit of Bazaarvoice and its affiliates against the indemnification obligations of the Company’s Stockholders. Subject to any indemnification claims made on the escrow account, the escrow amount will be released to the Company’s Stockholders and certain officers of the Company one year after closing.

The Company has evaluated subsequent events through the dates that the financial statements were approved for issuance; May 9, 2012 for the original issuance and June 22, 2012 for the revised issuance.